UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2012

LTS Nutraceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-162469	27-0374885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

450 East Las Olas Blvd.
Suite 830
Ft. Lauderdale, Florida 33301
 (Address of principal executive offices) (zip code)

(954) 462-8895
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

See Item 3.02. below.

Item 3.02 Unregistered Sales of Equity Securities.

On January 3, 2012, the Company entered into a subscription agreement (the “Subscription Agreement”) with accredited investors (the “Investors”) pursuant to which the Investors may purchase up to $1,000,000 in notes as described below. Pursuant to the Subscription Agreement, on January 3, 2012, the Company issued and sold to the Investors, convertible promissory notes (the “Notes”) in the aggregate principal amount of $658,000 (the “Private Placement”). The Subscription Agreement also provides for a second closing of up to the balance  of the $1,000,000 ($342,000 balance), which must occur within 30 days of the first closing.   The Notes are secured by a senior security interest in all of the assets of the Company and its subsidiaries. The Notes are convertible into common stock of the Company at an exercise price of $0.50 per share, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances by the Company of common stock or securities convertible into common stock at a lower price.   The Notes mature two years from the date of issuance.  The Notes bear interest at the rate of 10% per annum due and payable in cash semi-annually in arrears commencing six months from the date of closing and upon maturity. If an event of default has not occurred, the Company may elect to make any interest payments in shares of its common stock at a discount of 20% to the VWAP (volume weighted average price) for the Company’s common stock for the five final trading days directly preceding such semi annual interest payment date. In the eve nt (i) the Company is prohibited from issuing shares issuable upon conversion of a note, (ii) upon the occurrence of any other event of default, that continues beyond any applicable cure period, (iii) a change in control occurs, or (iv) upon the liquidation, dissolution or winding up of the Company or any subsidiary, then at the noteholder’s option, the Company must pay to each noteholder, a sum of money determined by multiplying up to the outstanding principal amount of the note designated by each such noteholder by, at the noteholder’s election, the greater of (x) 120%, or (y) a fraction the numerator of which is the highest closing price of the Company’s common stock for the thirty days preceding the date demand is made by the noteholder and the denominator of which is the lowest applicable conversion price during such thirty (30) day period, plus accrued but unpaid interest and any other amounts due.  The Company has also issued to the Investors eigheent warrants (collectively, the  “Warrants”) to purchase common stock for each one dollar ($1.00) of principal amount of  Note purchased on the closing date of the Private Placement . The Warrants will have a five-year term, may be exercised on a cashless basis (commencing twelve months after the closing date of the Private Placement only if the common stock underlying the Warrants is not included for public resale in an effective registration statement), and have an exercise price of $0.50, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances of the Company of common stock or securities convertible into common stock at a lower price. The Notes may not be converted, and the Warrants may not be exercised, to the extent such conversion or exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion or exercise. Pursuant to the Subscription Agreement, the Investors shall have demand and piggyback registration rights. The Company’s obligations under the Notes are guaranteed by Source Vitamin Company, the Company’s wholly owned subsidiary.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

Item 8.01.  Other Events.

The Company is currently working to open opportunities in Asia for its network marking business.  Based upon contacts it has developed through its Biocalth International acquisition in December 2011, the Company is currently exploring opportunities in Taiwan, Singapore and Hong Kong.  It plans to pursue further opportunities in Asia over the next few fiscal quarters as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTS Nutraceuticals, Inc.

Dated: January 9, 2012	By:	/s/ Jerry Rayman
Name: Jerry Rayman